                                   7 June 1996

                                                                        94168/49


Phoenix Leasing American Business Fund II, L.P.
2401 Kerner Boulevard
San Rafael, California  94901

          Re:  Federal Income Tax Matters
               --------------------------

Gentlemen:

          You have requested our opinion with respect to certain Federal income tax matters in connection with the transactions contemplated by the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 (the "Registration Statement") relating to the public offering of up to 2,500,000 units of limited partnership interest (the "Units") of Phoenix Leasing American Business Fund II, L.P. (the "Program"), a California limited partnership. All terms used herein that are not otherwise defined herein have the respective meanings set forth in the Prospectus.

          We have acted as counsel to the Program with respect to the offering of Units. This letter is for delivery in connection with the offering made by the Prospectus and is intended to confirm as of the date hereof certain opinions described in the sections of the Prospectus entitled "Federal Income Tax Consequences."

          In rendering the opinion stated below and confirming the opinions referred to in the Prospectus, we have examined and relied upon the following:

          (i) The Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") as amended to date, which will be executed by the Partners;

          (ii) The Prospectus and the Registration Statement and all amendments thereof to date; and

Phoenix Leasing American Business Fund II, L.P.
7 June 1996
Page 2

          (iii) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

          For purposes of rendering the opinion stated below and confirming the other opinions referred to in the Prospectus, we have assumed:

          (a) The truth and accuracy of the statements contained in the Prospectus;

          (b) That the Program was organized and will be operated at all times during its existence in accordance with the provisions of the Partnership Agreement, the description of its organization and operation contained in the Prospectus, and all applicable state statutes pertaining to limited partnerships;

          (c) In those cases in which we have not been involved directly in the preparation, execution or the filing of a document, that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity;

          (d) In those cases in which an existing or proposed transaction, agreement or document is described or referred to in the Prospectus, that such transaction, agreement or document has occurred or will occur or will be executed and performed in accordance with its terms and the description in the Prospectus;

          (e) That the representations, views and beliefs of the General Partner referred to in the Prospectus are correct and accurate; and

          (f) The general partner believes (as confirmed to us) that an investment in the Program does not have a significant and intended feature for Federal income or excise tax purposes either of the following attributes:

                (i) deductions in excess of income from the investment being available in any year to reduce income from other sources in that year, or

Phoenix Leasing American Business Fund II, L.P.
7 June 1996
Page 3

                (ii) credits in excess of the tax attributable to the income from the investment being available in any year to offset taxes on income from other sources in that year.

          All of the opinions set forth or confirmed in this letter represent our conclusions based upon the documents and facts referred to above. Any material amendments to such documents or changes in any significant facts could affect the opinions referred to herein. Although we have made such inquiries and performed such investigation as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

          Our opinions set forth in this letter and the opinions referred to in the Prospectus and confirmed below are based upon the California Revised Limited Partnership Act, the Internal Revenue Code of 1986, as amended (the "Code"), the non-codified provisions of the Tax Reform Act of 1986, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), regulations promulgated under the Code and by the Department of Labor, proposed regulations of the Treasury Department and the Department of Labor, reports and statements of Congressional Committees and members, published administrative announcements, rulings and revenue procedures of the Internal Revenue Service (the "Service") and the Department of Labor, court decisions and such other authority as we deem appropriate, all as of the date of this letter.

          In rendering the opinions stated below and the opinions referred to in the Prospectus and confirmed in this letter, we have followed those professional standards that we deemed applicable. However, there is no assurance that the Service or the Department of Labor will not challenge the Federal income tax or ERISA positions taken by the Program or the Partners.

          For the reasons stated in the section of the Prospectus entitled "Federal Income Tax Consequences," we are of the view that it is not possible for us to reach a judgment as to the probable outcome (either favorable or unfavorable) of certain Federal income tax or ERISA issues and accordingly we give no opinion with respect to said issues.

Phoenix Leasing American Business Fund II, L.P.
7 June 1996
Page 4

          Based on the foregoing:

          We hereby confirm that the discussion in the section of the Prospectus entitled "Federal Income Tax Consequences" constitutes our opinion as to the material federal income tax consequences occurring from an investment in the Units. We also hereby confirm that each of the statements in the Prospectus in which it is stated that counsel has advised the Program of an opinion as to the probable outcome of an issue accurately reflects our current opinion as to such issue subject to all of the qualifications, limitations and assumptions relating to such opinion.

          The opinions or confirmed above represent our conclusions as to the application of Federal income tax and ERISA law existing as of the date of this letter to the transactions contemplated in the Prospectus. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming, which would modify or supersede our opinions or that positions contrary to our opinions will not be taken by the Service or the Department of Labor, or that a court considering the issues would not hold contrary to such opinions. Any such change in the tax law could have retroactive effect.

          We express no opinion as to any Federal income tax issue or other matter except those confirmed above.

          We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name under the headings "Federal Income Tax Consequences" and "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                   Very truly yours,



                                   THELEN, MARRIN, JOHNSON & BRIDGES